SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 8, 2010
(Date of earliest event reported)

PRINCIPAL FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16725	42-1520346
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

711 High Street, Des Moines, Iowa 50392
(Address of principal executive offices)

(515) 247-5111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))
_________________________

Item 2.02. Results of Operations and Financial Condition

On February 8, 2010, Principal Financial Group, Inc. publicly announced information regarding its results of operations and financial condition for the quarter ended December 31, 2009. The text of the announcement is included herewith as Exhibit 99.

Item 9.01 Financial Statements and Exhibits

99 Fourth Quarter 2009 Earnings Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRINCIPAL FINANCIAL GROUP, INC.

By: /s/ Terrance J. Lillis
Name: Terrance J. Lillis
Title: Senior Vice President and Chief Financial
Officer

Date: February 8, 2010

EXHIBIT 99
RELEASE:	On receipt
MEDIA CONTACT:		Eva Quinn, 515-247-7468, quinn.eva@principal.com
INVESTOR RELATIONS CONTACT:		Tom Graf, 515-235-9500, investor-relations@principal.com

PRINCIPAL FINANCIAL GROUP, INC. REPORTS FULL YEAR AND FOURTH QUARTER 2009 RESULTS

Des Moines, IA (February 8, 2010) – Principal Financial Group, Inc. (NYSE: PFG) today announced results for full year and fourth quarter 2009. The company reported net income available to common stockholders of $589.7 million, or $1.97 per diluted share for the twelve months ended December 31, 2009, compared to $425.1 million, or $1.63 per diluted share for the twelve months ended December 31, 2008. The company reported operating earnings of $804.1 million for 2009, compared to $942.7 million for 2008.
Operating earnings per diluted share (EPS) for 2009 were $2.69 compared to $3.61 for 2008. Per share data is based on weighted average common shares outstanding of 298.9 million and 261.1 million, for the twelve month periods ending December 31, 2009, and December 31, 2008, respectively. Operating revenues for 2009 were $9,322.8 million compared to $10,725.1 million for 2008.[1]
For the three months ended December 31, 2009 the company reported net income available to common stockholders of $141.9 million or $0.44 per diluted share compared to a net loss available to common stockholders of $7.5 million, or $(0.03) per diluted share for the three months ended December 31,
2008. The company reported operating earnings of $200.9 million for fourth quarter 2009, compared to
$179.0 million for fourth quarter 2008. EPS for fourth quarter 2009 was $0.62 compared to $0.69 for the same period in 2008. Per share data is based on weighted average common shares outstanding of 321.9 million and 259.7 million, for fourth quarter 2009 and fourth quarter 2008, respectively. Operating revenues for fourth quarter 2009 were $2,368.7 million compared to $2,527.0 million for the same period last year. Assets under management (AUM) were $284.7 billion as of December 31, 2009 compared to $247.0 billion as of
December 31, 2008.
“Fourth quarter was a solid finish to a very solid year for The Principal, demonstrating the resiliency of our businesses,” said Larry D. Zimpleman, chairman, president and chief executive officer.
“With improved market conditions and business fundamentals, the fourth quarter was a continuation of positive trends from the past two quarters.”
“2009 was a year of strong management action to address some of the most challenging economic and market conditions in 75 years,” said Zimpleman. “We took the necessary actions to align expenses with revenues; we enhanced liquidity through the crisis; and we strengthened our capital position with our equity and debt capital raises. We also continued to implement our strategy to deliver sustainable, long-term growth

_________________________
[1] Use of non-GAAP financial measures is discussed in this release after Segment Highlights.

by expanding our portfolio of employee benefit and investment offerings; adding new distribution alliances;
and extending our joint venture with Banco do Brasil for 23 years.[2] ”

Additional Highlights:

•	Book value including accumulated other comprehensive income per share more than tripled from a year ago to $23.05 as of December 31, 2009, reflecting a $6.3 billion decrease in net unrealized losses.[3]
•	Operating return on average equity excluding accumulated other comprehensive income improved 40 basis points in the fourth quarter to 10.6 percent for the trailing twelve months ended December 31,
2009.
•	Total company operating expenses down $375.6 million, or 12 percent compared to 2008, reflecting strong expense management.
•	Strong sales in 2009 of the company’s three key U.S. retirement and investment products, despite a difficult sales environment – $14.9 billion on a combined basis, including fourth quarter sales of $1.0 billion for Full Service Accumulation, $1.8 billion for Principal Funds and $0.4 billion for Individual
Annuities.
•	Strong capital and liquidity, with: an estimated risk based capital ratio of 415 to 425 percent at year-end;
approximately $1.5 billion of excess capital;[4] and approximately $6.4 billion of liquid assets.
•	Continued to scale back Investment Only (the company’s institutional GIC and funding agreement business), reducing the block by $4.3 billion in 2009, releasing approximately $165 million of capital.
•	Record operating earnings for the Individual Annuities business of $100.7 million in 2009.
•	Record assets under management for Principal International of $34.6 billion, including record net cash flows of $3.2 billion, or 14 percent of beginning of year assets under management.

Added Terry Lillis, senior vice president and chief financial officer, “We’ve seen substantial recovery in asset valuations, but with consumer confidence still fragile, the economic recovery remains tenuous. Businesses and institutional investors continue to proceed with caution, which has impacted sales and net cash flows. We are however, continuing to see signs of improvement. At a billion dollars in the fourth quarter, full service accumulation sales more than doubled from third quarter, and quote activity has improved sequentially for three consecutive quarters. In addition, increased search activity from institutional investors translated into a number of key wins for Principal Global Investors in the fourth quarter.”

Net Income
Net income available to common stockholders of $589.7 million for 2009 reflects net realized capital losses of $213.7 million, which includes:
• $279.4 million of losses related to sales and permanent impairments of fixed maturity securities, including $61.0 million of losses on commercial mortgage backed securities; partially offset by $71.7 million of gains related to sales of fixed maturity securities;
• $78.1 million of losses on commercial mortgage loans;
• $44.7 million of losses on derivatives and related hedge activities;
• $99.0 million of gains related to deferred policy acquisition costs; and
• $31.9 million of gains, primarily due to mark to market of fixed maturity securities held as trading.

_________________________
[2] Pending completion of necessary approvals and transactions associated with the Memorandum of Understanding announced on
October 27, 2009, to extend the pension and long-term asset accumulation joint venture in Brazil.
[3] Net unrealized losses equal the excess of gross unrealized losses over gross unrealized gains.
[4] Excess capital includes cash at the holding company and capital at the life company above that needed to maintain a 350 percent NAIC risk based capital ratio for the life company.

Net income available to common stockholders of $141.9 million for fourth quarter 2009 reflects net realized capital losses of $59.1 million, which includes:
•	$62.6 million of losses related to sales and permanent impairments of fixed maturity securities including
$29.1 million of losses on commercial mortgage backed securities; partially offset by $7.9 million of gains related to sales of fixed maturity securities;
•	$20.6 million of losses on commercial mortgage loans;
•	$6.1 million of losses related to permanent impairments of equity securities;
•	$5.4 million of losses on fixed maturity securities held as trading; and
•	$31.2 million of gains related to deferred policy acquisition costs.

Segment Highlights

U.S. Asset Accumulation
Segment operating earnings for fourth quarter 2009 were $125.3 million, compared to $102.8 million for the same period in 2008. Individual annuities earnings were $24.2 million for fourth quarter 2009, compared to a loss of $0.1 million in the year ago quarter. The increase from a year ago reflects 9 percent higher average account values in fourth quarter 2009 than a year ago, and higher amortization expense from deferred policy acquisition costs in fourth quarter 2008 due to equity market performance, which reduced earnings for that period by $14.8 million after tax. Full service accumulation earnings increased $13.2 million or 24 percent from a year ago to $67.5 million for fourth quarter 2009 primarily reflecting a 10 percent increase in average account values and lower operating expenses. Principal Funds earnings increased $6.5 million from a year ago to $8.5 million for fourth quarter 2009, primarily due to 7 percent higher average account values and lower operating expenses.
These increases were partially offset by a $24.8 million decline in Investment Only earnings, reflecting 23% lower average account values in fourth quarter 2009 than a year ago, and higher fee income in fourth quarter 2008 resulting from a high volume of medium term note early redemptions with no corresponding activity in fourth quarter 2009.
Operating revenues for the fourth quarter were $1,017.1 million, compared to $1,100.5 million for the same period in 2008. The decline primarily reflects lower net investment income in the Investment Only business, which the company has been scaling back over the last several quarters.
Segment assets under management were $159.8 billion as of December 31, 2009, compared to
$139.1 billion as of December 31, 2008.

Global Asset Management
Segment operating earnings for fourth quarter 2009 were $12.7 million. This compares to $27.0 million in the prior year quarter, which included earnings of $15.6 million after-tax from a performance fee
(under the terms of the contract, this performance fee is determined every five years).
Operating revenues for fourth quarter were $120.4 million, compared to $173.5 million for the same period in 2008 primarily due to the fourth quarter 2008 performance fee noted above.
Non-affiliated assets under management were $73.8 billion as of December 31, 2009, compared to
$70.3 billion as of December 31, 2008.

International Asset Management and Accumulation
Segment operating earnings for fourth quarter 2009 were $39.5 million, compared to $18.4 million in the prior year quarter, primarily due to higher fee revenues on higher assets under management and improving macroeconomic conditions. The increase also reflects $3.4 million of after-tax gains on bonds in
Brazil in fourth quarter 2009, compared to $3.3 million of after-tax losses on bonds for the same period a year ago, included in operating earnings under equity method accounting.
Operating revenues were $180.3 million for fourth quarter, compared to $148.6 million for the same period last year, primarily the result of stronger earnings from Brazil and higher annuity sales in Chile.
Segment assets under management were a record $34.6 billion as of December 31, 2009, compared to $23.1 billion as of December 31, 2008. The increase from a year ago includes record net cash flows of $3.2 billion, or 14 percent of beginning of year assets under management.

Life and Health Insurance
Segment operating earnings for fourth quarter 2009 were $44.6 million, compared to $50.6 million for the same period in 2008. The decline primarily reflects higher claim costs in fourth quarter 2009 for the
Health division, which had an operating loss of $11.4 million, compared to an operating loss of $5.6 million for fourth quarter 2008. Losses in both periods reflect claim seasonality in higher deductible plans.
Individual Life earnings were $30.5 million compared to $29.6 million in fourth quarter 2008. Specialty
Benefits earnings were $25.5 million compared to $26.6 million in fourth quarter 2008.
Operating revenues for fourth quarter were $1,095.8 million, compared to $1,154.9 million for the same period a year ago. The decline was primarily due to a 10 percent decline in Health division premiums, which primarily reflects a decline in group medical covered members.

Corporate
Operating losses for fourth quarter 2009 were $21.2 million, compared to operating losses of $19.8 million for the same period in 2008, primarily reflecting higher interest on corporate debt in fourth quarter
2009.

Other-than-temporary impairments for fourth quarter 2009 and year-ended December 31, 2009
On April 9, 2009, the Financial Accounting Standards Board established new requirements for measuring and presenting other-than-temporary impairment charges on available-for-sale securities, which the Company adopted with first quarter 2009 reporting.
Based on the new requirements, on a pre-tax basis, total other than temporary impairment losses on available-
for-sale securities were $204.1 million for fourth quarter 2009 and the noncredit portion of loss recognized in other comprehensive income was $98.5 million. Net impairment losses on available-for-sale securities of
$105.6 million for fourth quarter 2009 reflect: the company’s actions to reduce asset ratings drift risk by selling or tendering certain securities, which resulted in a loss of $8.0 million; and deterioration in expected cash flows, which resulted in a $19.0 million net impairment charge on non-agency residential mortgage backed securities and residential collateralized debt obligations, and a $44.7 million net impairment of commercial mortgage backed securities and commercial mortgage backed collateralized debt obligations. The remainder of the net impairment losses for fourth quarter 2009 primarily relates to impairments of corporate credits.

On a pre-tax basis, total other than temporary impairment losses on available-for-sale securities were $714.1 million for year-ended December 31, 2009 and the noncredit portion of loss recognized in other comprehensive income was $260.9 million. Net impairment losses on available-for-sale securities of $453.2 million for the year-ended December 31, 2009 reflect: the company’s actions to reduce asset ratings drift risk by selling or tendering certain securities, which resulted in a loss of $87.4 million; deterioration in expected cash flows, which resulted in an $84.4 million net impairment charge on non-agency residential mortgage backed securities and residential collateralized debt obligations, and a $93.9 million net impairment of commercial mortgage backed securities and commercial mortgage backed collateralized debt obligations.
The remainder of the net impairment losses for the year-ended December 31, 2009 primarily relates to impairments of corporate credits.

Forward looking and cautionary statements
This press release contains forward-looking statements, including, without limitation, statements as to operating earnings, net income available to common stockholders, net cash flows, realized and unrealized losses, capital and liquidity positions, sales and earnings trends, and management's beliefs, expectations, goals and opinions. The company does not undertake to update or revise these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company's annual report on Form
10-K for the year ended December 31, 2008, and in company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed by the company with the Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions that may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; a continuation of difficult conditions in the global capital markets and the general economy that may materially adversely affect the company’s business and results of operations; the actions of the U.S. government, Federal Reserve and other governmental and regulatory bodies for purposes of stabilizing the financial markets might not achieve the intended effect; the risk from acquiring new businesses, which could result in the impairment of goodwill and/or intangible assets recognized at the time of acquisition; impairment of other financial institutions that could adversely affect the company; investment risks which may diminish the value of the company’s invested assets and the investment returns credited to customers, which could reduce sales, revenues, assets under management and net income; requirements to post collateral or make payments related to declines in market value of specified assets may adversely affect company liquidity and expose the company to counterparty credit risk; changes in laws, regulations or accounting standards that may reduce company profitability; fluctuations in foreign currency exchange rates that could reduce company profitability; Principal Financial Group, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and regulatory restrictions on the ability of subsidiaries to pay such dividends; competitive factors; volatility of financial markets; decrease in ratings; interest rate changes; inability to attract and retain sales representatives; international business risks; a pandemic, terrorist attack or other catastrophic event; and
default of the company’s re-insurers.

Use of Non-GAAP Financial Measures
The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for
U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts
U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in the future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings Conference Call
On Tuesday, February 9, 2010 at 10:00 A.M. (ET), Chairman, President and Chief Executive Officer Larry
Zimpleman and Senior Vice President and Chief Financial Officer Terry Lillis will lead a discussion of results, asset quality and capital adequacy during a live conference call, which can be accessed as follows:
• Via live Internet webcast. Please go to www.principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.
• Via telephone by dialing 800-374-1609 (U.S. and Canadian callers) or 706-643-7701 (International callers) approximately 10 minutes prior to the start of the call. The call leader's name is Tom Graf.
• Replays of the earnings call are available at: www.principal.com/investor or by dialing 800-642-1687
(U.S. and Canadian callers) or 706-645-9291 (International callers). The access code is 48727511.
Replays will be available approximately two hours after the completion of the live earnings call through the end of day February 16, 2010.
The company's financial supplement and additional investment portfolio detail for fourth quarter 2009 is currently available at www.principal.com/investor, and may be referred to during the call.

About the Principal Financial Group
The Principal Financial Group® (The Principal ® )[5] is a leader in offering businesses, individuals and institutional clients a wide range of financial products and services, including retirement and investment services, life and health insurance, and banking through its diverse family of financial services companies. A member of the Fortune 500, the Principal Financial Group has $284.7 billion in assets under management[6]
and serves some 18.9 million customers worldwide from offices in Asia, Australia, Europe, Latin America and the United States. Principal Financial Group, Inc. is traded on the New York Stock Exchange under the ticker symbol PFG. For more information, visit www.principal.com.

###

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[5] "The Principal Financial Group" and “The Principal” are registered service marks of Principal Financial Services, Inc., a member of the
Principal Financial Group.
6 As of December 31, 2009

*Operating earnings versus U.S. GAAP (GAAP) net income available to common stockholders
Management uses operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and other after-
tax adjustments, for goal setting, as a basis for determining employee compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Segment operating earnings are determined by adjusting U.S. GAAP net income available to common stockholders for net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Principal Financial Group, Inc.
Results of Operations
(in millions)

	Three Months Ended,		Twelve Months Ended,	
	12/31/09	12/31/08	12/31/09	12/31/08
Premiums and other considerations	$ 930.1	$ 950.3	$ 3,750.6	$ 4,209.2
Fees and other revenues	556.6	591.6	2,096.0	2,426.5
Net investment income	858.9	963.4	3,400.8	3,994.3
Net realized capital gains (losses), excluding impairment losses on available-for-sale securities	(7.6)	(69.8)	54.9	(214.8)
Total other-than-temporary impairment losses on available-for-sale securities	(204.1)	(156.2)	(714.1)	(479.3)
Portion of impairment losses on fixed maturities, available-for-sale recognized in other comprehensive income	98.5	-	260.9	-
Net impairment losses on available-for-sale securities	(105.6)	(156.2)	(453.2)	(479.3)
Net realized capital losses	(113.2)	(226.0)	(398.3)	(694.1)
Total revenues	2,232.4	2,279.3	8,849.1	9,935.9
Benefits, claims and settlement expenses	1,376.5	1,516.7	5,334.5	6,219.9
Dividends to policyholders	53.9	57.1	242.2	267.3
Operating expenses	632.5	770.4	2,526.6	2,987.4
Total expenses	2,062.9	2,344.2	8,103.3	9,474.6
Income (loss) before income taxes	169.5	(64.9)	745.8	461.3
Income taxes (benefits)	14.6	(61.3)	100.1	(4.5)
Net income (loss)	154.9	(3.6)	645.7	465.8
Net income (loss) attributable to noncontrolling interest	4.7	(4.4)	23.0	7.7
Net income attributable to PFG	150.2	0.8	622.7	458.1
Preferred stock dividends	8.3	8.3	33.0	33.0
Net income (loss) available to common stockholders	$ 141.9	$ (7.5)	$ 589.7	$ 425.1
Less:				
Net realized capital losses, as adjusted	(59.1)	(188.9)	(213.7)	(505.3)
Other after-tax adjustments	0.1	2.4	(0.7)	(12.3)
Operating earnings	$ 200.9	$ 179.0	$ 804.1	$ 942.7

Selected Balance Sheet Statistics

	Period Ended,		
	12/31/09	12/31/08	12/31/07
Total assets (in billions)	$ 137.8	$ 128.2	$ 154.5
Total common equity (in millions)	$ 7,351.5	$ 1,930.8	$ 6,879.7
Total common equity excluding accumulated other comprehensive income (in millions)	$ 8,393.5	$ 6,842.4	$ 6,459.5
End of period common shares outstanding (in millions)	319.0	259.3	259.1
Book value per common share	$ 23.05	$ 7.45	$ 26.55
Book value per common share excluding accumulated other comprehensive income	$ 26.31	$ 26.39	$ 24.93
Operating return on average equity excluding accumulated other comprehensive income	10.6%	14.2%	16.3%

Principal Financial Group, Inc.
Reconciliation of Non-GAAP Financial Measures to U.S. GAAP
(in millions, except as indicated)

	Three Months Ended,		Twelve Months Ended,	
	12/31/09	12/31/08	12/31/09	12/31/08
Diluted Earnings Per Common Share:				
Operating Earnings	0.62	0.69	2.69	3.61
Net realized capital losses	(0.18)	(0.73)	(0.72)	(1.93)
Other after-tax adjustments	-	0.01	-	(0.05)
Net income (loss) available to common stockholders	0.44	(0.03)	1.97	1.63
Book Value Per Common Share Excluding Accumulated Other Comprehensive Income:				
Book value per common share excluding accumulated other comprehensive income	26.31	26.39	26.31	26.39
Net unrealized capital losses	(2.00)	(16.08)	(2.00)	(16.08)
Foreign currency translation	(0.02)	(0.67)	(0.02)	(0.67)
Net unrecognized post-retirement benefit obligations	(1.24)	(2.19)	(1.24)	(2.19)
Book value per common share including accumulated other comprehensive income	23.05	7.45	23.05	7.45
Operating Revenues:				
USAA	1,017.1	1,100.5	4,041.5	4,798.4
GAM	120.4	173.5	439.4	598.5
IAMA	180.3	148.6	562.1	849.0
Life and Health	1,095.8	1,154.9	4,447.9	4,682.0
Corporate and Other	(44.9)	(50.5)	(168.1)	(202.8)
Total operating revenues	2,368.7	2,527.0	9,322.8	10,725.1
Net realized capital losses and related adjustments	(136.5)	(239.5)	(473.2)	(757.0)
Terminated commercial mortgage securities issuance operation	0.2	(8.2)	(0.5)	(32.2)
Total GAAP revenues	2,232.4	2,279.3	8,849.1	9,935.9
Operating Earnings:				
USAA	125.3	102.8	510.4	531.3
GAM	12.7	27.0	38.2	94.4
IAMA	39.5	18.4	118.9	126.3
Life and Health	44.6	50.6	242.3	270.4
Corporate and Other	(21.2)	(19.8)	(105.7)	(79.7)
Total operating earnings	200.9	179.0	804.1	942.7
Net realized capital losses	(59.1)	(188.9)	(213.7)	(505.3)
Other after-tax adjustments	0.1	2.4	(0.7)	(12.3)
Net income (loss) available to common stockholders	141.9	(7.5)	589.7	425.1
Net Realized Capital Gains (Losses):				
Net realized capital losses, as adjusted	(59.1)	(188.9)	(213.7)	(505.3)
Periodic settlements and accruals on non-hedge derivatives	21.0	13.2	69.0	59.0
Amortization of DPAC and sales inducement costs	(50.1)	93.3	(156.4)	47.2
Certain market value adjustments of embedded derivatives	(3.0)	3.0	(11.8)	9.5
Capital gains (losses) distributed	5.4	(36.1)	19.8	(50.3)
Tax impacts	(32.8)	(105.5)	(129.7)	(257.2)
Noncontrolling interest capital gains (losses)	3.1	(5.3)	18.6	(0.9)
Recognition of front-end fee revenues	2.3	-	4.4	-
Certain market value adjustments to fee revenues	-	0.3	1.5	3.9
GAAP net realized capital losses	(113.2)	(226.0)	(398.3)	(694.1)
Other After Tax Adjustments:				
Tax refinements related to prior years	-	8.2	-	8.2
Change in estimated loss related to a prior year legal contingency	-	-	-	7.6
Terminated commercial mortgage securities issuance operation	0.1	(5.8)	(0.7)	(28.1)
Total other after-tax adjustments	0.1	2.4	(0.7)	(12.3)